Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-127242

ATLANTIC BANCSHARES, INC.

OFFERING OF A MINIMUM OF 960,000 AND A
MAXIMUM OF 1,200,000 SHARES OF COMMON STOCK

SUPPLEMENT NO. 1 TO PROSPECTUS
DATED OCTOBER 11, 2005

                This document supplements our prospectus, dated October 11, 2005, pursuant to which we are offering a minimum of 960,000 shares and a maximum of 1,200,000 shares of our common stock at $10.00 per share.

Extension of the Offering

                The offering was originally scheduled to expire on December 31, 2005, subject to our right to extend the offering for one or more periods up to December 31, 2006. We have decided to extend the offering through March 1, 2006. We still reserve the right to extend the offering until December 31, 2006 or to terminate the offering earlier.

Subscriptions to Date

                As of the date set forth below in this supplement, we have received subscriptions for 759,670 shares and subscription proceeds totaling $7,596,700. We have not obtained the required minimum amount of subscription proceeds which will permit us to break escrow and begin banking operations. We have not accepted any of these subscriptions and our board reserves the right to accept or refuse any subscription.

                This supplement is not a summary of the information in the prospectus, and it may not be used except in conjunction with the prospectus.

TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO OUR COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

The date of this Supplement No. 1 is December 29, 2005.